Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS		Hilton H. Schlosberg
RELEASE		Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS RECORD 2011 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

— Fourth Quarter Net Sales Rise 28.7% to $410.0 million;

Fourth Quarter Net Income Increases 31.4% to $64.5 million —

Corona, CA — February 23, 2012 — Monster Beverage Corporation (NASDAQ:MNST) (the “Company”) today reported record sales and profits for the three- and twelve-months ended December 31, 2011.

Gross sales for the 2011 fourth quarter increased 28.4 percent to $467.3 million from $364.1 million in the same period last year.  Net sales for the three-months ended December 31, 2011 increased 28.7 percent to $410.0 million from $318.7 million a year ago.

Gross profit, as a percentage of net sales, for the 2011 fourth quarter was 52.3 percent, compared with 51.6 percent for the comparable 2010 quarter.  Operating expenses for the 2011 fourth quarter increased to $110.8 million from $84.6 million in the same quarter last year.

Distribution costs as a percentage of net sales were 4.4 percent for the 2011 fourth quarter, compared with 4.2 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2011 fourth quarter were 12.5 percent, compared with 12.2 percent in the same quarter a year ago.

General and administrative expenses as a percentage of net sales for the 2011 fourth quarter were 10.1 percent, compared with 10.2 percent for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $6.6 million in the fourth quarter of 2011, compared with $4.0 million for the fourth quarter of 2010.

Operating income for the 2011 fourth quarter increased 29.6 percent to $103.4 million from $79.8 million in the comparable 2010 quarter.

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The effective tax rate for the 2011 fourth quarter was 38.3 percent, compared with 38.7 percent in the same quarter last year.

Net income for the 2011 fourth quarter increased 31.4 percent to $64.5 million from $49.1 million in the same quarter last year.  Net income per diluted share increased 32.6 percent to $0.35 from $0.26 per diluted share in the 2010 comparable quarter.

Net sales for the Company’s DSD segment for the 2011 fourth quarter increased 31.1 percent to $389.8 million from $297.5 million for the same period in 2010.

Gross sales to customers outside the United States rose to $88.9 million in the 2011 fourth quarter, compared with $66.4 million in the corresponding quarter in 2010.

During the 2011 fourth quarter, the Company purchased approximately 0.7 million shares of its common stock at an average purchase price of $39.78 per share pursuant to the share repurchase program previously authorized by the Board of Directors in March 2010.  These purchases exhausted the availability under the 2010 share repurchase program.

Rodney C. Sacks, chairman and chief executive officer, noted that the energy drink category is continuing to demonstrate solid growth.  Once again, the Monster Energy® brand grew in excess of the category and increased market share. “Our new Monster Rehab™ tea + lemonade rehydration energy drink with electrolytes, which was launched in the first quarter of 2011, continues to gain traction and has become one of our top selling Monster Energy® products.  During the fourth quarter, we launched three new product extensions in the Monster Rehab™ line,” Sacks said.  “We are continuing to expand into new international markets, with additional launches in 2012.  We commenced sales of the Monster Energy® brand in Poland earlier this month,” Sacks added.

For the 2011 fiscal year, gross sales increased 31.0 percent to $1.950 billion from $1.489 billion a year earlier.  Net sales for the year ended December 31, 2011 increased 30.6 percent to $1.703 billion from $1.304 billion a year ago.  Both gross and net sales for 2010 were impacted by advance purchases made by customers in the 2009 fourth quarter, following the Company’s announcement of a new marketing contribution program for Monster Energy® distributors, as well as to avoid product supply interruptions due to the Company’s planned transition to the SAP enterprise resource planning system in January 2010.  The Company previously estimated that approximately 4 percent to 6 percent of its fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.

Gross profit as a percentage of net sales was 52.5 percent for the year ended December 31, 2011, compared with 52.2 percent a year earlier.

Operating expenses as a percentage of net sales for 2011 year increased to 25.7 percent or $437.9 million from 25.5 percent or $332.4 million for 2010.  Operating income for the year ended December 31, 2011 increased 31.2 percent to $456.4 million from $347.8 million a year ago.

Net income for the twelve months of 2011 increased by 35.0 percent to $286.2 million, or $1.53 per diluted share, compared with $212.0 million, or $1.14 per diluted share, for 2010.

Stock Split

The number of shares of common stock outstanding, common stock in treasury, additional paid in capital and earnings per share presented herein, have been adjusted to give effect to the two-for-one stock split issued on February 15, 2012.

Investor Conference Call

The Company will host an investor conference call today, February 23, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M-3™ superconcentrated energy drinks, Monster Rehab™ non-carbonated rehydration energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information visit www.monsterbevcorp.com.

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Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; potential distribution disruptions and/or decline in sales arising out of the termination and/or appointment of domestic and/or international distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased taxes on our products; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2011 AND 2010

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Gross sales, net of discounts and returns*	$467,310	$364,067	$1,950,490	$1,488,516

Less: Promotional and other allowances**	57,353	45,402	247,260	184,574

Net sales	409,957	318,665	1,703,230	1,303,942

Cost of sales	195,713	154,255	808,921	623,702

Gross profit	214,244	164,410	894,309	680,240
Gross profit margin as a percentage of net sales	52.3%	51.6%	52.5%	52.2%

Operating expenses	110,847	84,613	437,886	332,426
Operating expenses as a percentage of net sales	27.0%	26.6%	25.7%	25.5%

Operating income	103,397	79,797	456,423	347,814
Operating income as a percentage of net sales	25.2%	25.0%	26.8%	26.7%

Other income (expense):
Interest and other income, net	1,055	262	1,619	2,246
Gain (loss) on investment and put option, net	78	106	(772)	(758)
Total other income	1,133	368	847	1,488

Income before provision for income taxes	104,530	80,165	457,270	349,302

Provision for income taxes	39,994	31,033	171,051	137,273

Net income	$64,536	$49,132	$286,219	$212,029
Net income as a percentage of net sales	15.7%	15.4%	16.8%	16.3%

Basic	$0.37	$0.28	$1.62	$1.20
Diluted	$0.35	$0.26	$1.53	$1.14

Weighted average number of shares of common stock and common stock equivalents:
Basic	174,124	177,500	176,212	177,028
Diluted	184,926	186,644	186,674	186,042

Case sales (in thousands) (in 192-ounce case equivalents)	39,431	31,109	164,661	129,031
Average net sales price per case	$10.40	$10.24	$10.34	$10.11

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND DECEMBER 31, 2010

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$359,331	$354,842
Short-term investments	411,282	244,649
Trade accounts receivable, net	218,072	166,041
Distributor receivables	669	413
Inventories	155,613	153,241
Prepaid expenses and other current assets	20,912	17,022
Prepaid income taxes	370	9,992
Deferred income taxes	16,428	16,772
Total current assets	1,182,677	962,972

INVESTMENTS	23,194	44,189
PROPERTY AND EQUIPMENT, net	45,151	34,551
DEFERRED INCOME TAXES	58,576	58,475
INTANGIBLES, net	48,396	43,316
OTHER ASSETS	4,405	3,447
Total Assets	$1,362,399	$1,146,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$113,446	$90,314
Accrued liabilities	31,966	23,065
Accrued promotional allowances	87,746	61,606
Deferred revenue	11,583	10,140
Accrued compensation	10,353	7,603
Income taxes payable	10,996	925
Total current liabilities	266,090	193,653

DEFERRED REVENUE	117,151	124,899

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 480,000 shares authorized; 198,729 shares issued and 174,277 outstanding as of December 31, 2011; 197,462 shares issued and 177,960 outstanding as of December 31, 2010	994	988
Additional paid-in capital	229,301	186,546
Retained earnings	1,168,644	882,425
Accumulated other comprehensive (loss) income	(1,547)	281
Common stock in treasury, at cost; 24,452 shares and 19,502 shares as of December 31, 2011 and December 31, 2010, respectively	(418,234)	(241,842)
Total stockholders’ equity	979,158	828,398
Total Liabilities and Stockholders’ Equity	$1,362,399	$1,146,950